EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is entered into as of the date of its full execution as of June 10, 2026 (“Execution Date”), by and between Workhorse Group, Inc., a Delaware corporation (“Company”), and Jody Davis (“Executive”). Each of the Company and Executive are a “Party” and, collectively, they are the “Parties.”
WHEREAS, Company desires to employ Executive as its Chief Financial Officer, and Executive desires to be so employed pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.Employment. Company agrees to employ Executive on a full-time basis, and Executive hereby accepts employment by the Company on the terms and conditions set forth herein. Executive’s term of employment by Company under the terms of this Agreement (“Term”) shall commence on such date on which Executive’s H-1B visa application (the “Visa Application”) is approved, subject to the Visa Application being approved, unless otherwise agreed in writing by the Parties, and end on the date on which the term of employment is terminated in accordance with Section 5. Such date that the Executive’s employment actually commences is the “Start Date.”
2.Duties.

2.1Position. Executive is employed as Company’s Chief Financial Officer and shall have the duties and responsibilities, commensurate with Executive’s position, as may be reasonably assigned from time to time by Company’s Chief Executive Officer, to whom Executive shall report. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion. As an exempt employee, Executive is expected to work the hours necessary to fulfill the responsibilities of Executive’s position.

2.2Best Efforts/Full-time. During the Term, Executive will (a) use Executive’s best efforts to promote and serve the best interests of Company, (b) abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances; (c) in all respects conform to and comply with the lawful and good faith directions and instructions given to Executive by the Chief Executive Officer; and (d) devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company. Further, unless Company consents in writing, Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with Executive’s faithful performance of Executive’s duties hereunder or otherwise create an actual conflict of interest with Company. Notwithstanding the foregoing, Executive may serve on a limited number of civic organizations or charitable boards, or engage in other charitable or civic activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 2.2.

2.3Work Location. Executive’s principal place of work shall be located in Wixom, Michigan, or such other location as Company may direct from time to time.

3.Compensation. Subject to the provisions of this Agreement, Company shall pay and provide the following compensation and other benefits to Executive during the Term as compensation for Executive’s performance of Executive’s duties hereunder.

3.1Base Salary. Company shall pay to Executive an initial salary (“Base Salary”) at an annual rate of $375,000, to be paid in substantially equal installments in accordance with Company’s then current regular payroll cycle, less required deductions for federal and state withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either Party, for any reason, Executive will earn the Base Salary prorated to the date of termination. Compensation adjustments, if any, are made at Company’s discretion, subject to applicable law.

3.2Incentive Compensation. Executive shall be eligible to receive an annual cash incentive bonus of up to 50% of Base Salary (the “Incentive Bonus”) under Company’s annual bonus plan any successor plan (the “Bonus Plan”) and on such terms and subject to such conditions as may be decided from time to time by Company, less required deductions for federal and state withholding tax, social security and all other employment taxes and payroll deductions. Company shall pay out the cash Incentive Bonus, if any, annually in the form of a lump sum within ninety (90) days following the end of the applicable performance year. Any Incentive Bonus for performance year 2026 shall be pro-rated based on Executive’s Start Date. Notwithstanding anything to the contrary contained in the Bonus Plan or any other applicable bonus plan, program or arrangement, Executive must be continuously employed by Company through the time any annual cash Incentive Bonus is payable in accordance with this Section 3.2 in order to be eligible to earn such bonus. Company reserves the right to vary or terminate any bonus scheme, including the Incentive Bonus scheme, in place from time to time, on a prospective basis.

3.3Equity Compensation. Subject to approval by Company’s Board of Directors (the “Board”) or the Board’s Compensation Committee, as an inducement to Executive’s commencement of employment, Executive shall be granted restricted stock unit awards in respect of 93,750 shares of Company’s common stock (the “RSUs”). The RSUs will be subject to the terms and conditions of a new hire inducement award equity plan to be adopted by the Board (the “Inducement Plan”) and that will contain terms substantially similar to the Company’s Amended and Restated 2023 Long Term Incentive Plan and the applicable form of grant notice and award agreement for such RSUs, as approved by the Board. The RSUs will be eligible to vest in three equal annual installments on the first, second and third anniversaries of the Start Date, subject to Executive’s continued services with the Company through the applicable vesting dates. The RSUs will be granted to Executive as soon as administratively practicable following the later of the Executive’s Start Date and the Company’s filing of a Form S-8 registration statement registering the shares subject to the Inducement Plan.

3.4Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to similarly situated employees of Company, subject to the terms and conditions of Company’s benefit plan documents and generally applicable Company policies. Executive shall be eligible for twenty (20) days of Paid Time Off (“PTO”) per year (or pro-rata portion thereof), accrued per pay period, in accordance with Company’s PTO policy as in effect from time to time. PTO eligibility and accrual may increase based on length of service with Company, in accordance with Company’s PTO policy.
3.5Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

4.At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below), by either Executive or Company, although subject to the provisions of Sections 5 through 7 below, and Executive shall have no rights to continued employment with the Company. No representative of Company other than Company’s Board has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and Company’s Board. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

5.Termination. The termination provisions of this Agreement regarding the Parties’ respective obligations in the event Executive’s Term of employment is terminated are intended to be exclusive and in lieu of any other rights to which Executive may otherwise be entitled by law, in equity, or otherwise. This Agreement, and Executive’s employment hereunder, may be terminated at any time after the Execution Date, as follows:

5.1Termination by Mutual Consent. This Agreement may be terminated at any time by the written mutual consent of Company and Executive. Any agreement to terminate must be by specific, written agreement signed by Executive and a representative member of Company’s Board.
5.2Termination by Company. Executive’s employment may be terminated by Company at any time, with or without Cause, with or without advance notice, by the delivery to Executive of written notice of termination.

5.3Resignation by Executive. Executive shall have the right to terminate Executive’s employment hereunder by providing Company with a notice of termination at least thirty (30) days prior to such termination.

5.4Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term, and Company may terminate Executive’s employment on account of Executive’s Disability. For purposes of this Agreement, “Disability” shall mean Executive is eligible to receive benefits under Company’s long-term disability benefit plan as in effect on the date of termination, as determined by the third-party insurer of such plan. If Company does not have a long-term disability benefit plan in effect on the date of termination, then “Disability” has the applicable meaning as set forth in Section 409A of the Internal Revenue Code.

6.Benefits Upon Termination.

6.1Accrued Compensation. Upon termination of employment for any reason, Executive shall receive payment of Executive’s then unpaid Base Salary, pro-rated to the date of termination, as well as any other accrued but unpaid benefits (collectively “Accrued Compensation”). Accrued Compensation will be paid in a lump sum on the date required under applicable law. Except as expressly stated in this Agreement or contemplated by another agreement between Executive and Company, or as otherwise required by law, upon the expiration of the Term, all other employment related obligations of Company to Executive, including all compensation, equity plans, and benefits payable to Executive under this Agreement, shall automatically terminate and completely extinguish on the date of termination of Executive’s employment under the terms of this Agreement.

6.2Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

(a)“Cause” means (a) Executive’s substantial failure to perform his or her duties or to follow the lawful written directions of Company’s Chief Executive Officer or Board (other than any such failure resulting from Executive’s Disability), (b) Executive’s failure to comply with this Agreement or any other agreement to which he or she is a party with Company or any of its affiliates, including but not limited to the Confidential Information and Inventions Agreement and Mutual Arbitration Agreement signed by Executive (the “Confidential Information Agreements”), Company’s insider trading policy, or any other policies of Company where non-compliance would be materially detrimental to Company or any of its affiliates;
(c) Executive’s conviction or entry of a plea of nolo contendere to, a felony or crime involving moral turpitude (excluding drunk driving unless combined with aggravating circumstances or offenses), or commission of any embezzlement, misappropriation, or fraud, whether or not related to Executive’s employment or service with Company or any of its affiliates; or (d) Executive’s engagement in willful misconduct or incompetence that is materially detrimental to the Company or any of its affiliates.

(b)“Change in Control” has the meaning set forth in the Plan, as in effect as of the Execution Date.

(c)“Change in Control Period” means the period commencing upon a Change in Control and ending 12 months following the Closing of a Change in Control.
(e)“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(f)“Equity Award” means any Company equity award granted to Executive, but excluding any such equity awards issued under or held in any tax qualified retirement plan, if applicable.

(g)“Good Reason” for Executive’s resignation from employment with Company means the occurrence of any of the following actions are taken by Company without Executive’s prior written consent: (i) a reduction in Executive’s Base Salary or target Incentive Bonus opportunity as a percentage of base salary of more than ten percent (10%) from the Base Salary or target Incentive Bonus opportunity in effect immediately prior to a Change in Control;
(ii) a material reduction in Executive’s overall compensation and benefits package from that in effect immediately prior to a Change in Control; (iii) a material breach by Company or any of its affiliates of any employment or service agreement with Executive; (iv) a material adverse change in Executive’s authority, duties or responsibilities (other than temporarily while Executive is physically or mentally disabled or as required by applicable law) from those applicable immediately prior to a Change in Control, taking into account Company’s size, status as a public company, and capitalization immediately prior to the Change in Control, other than a change to a position that is a Substantial Functional Equivalent; or (v) a change in Executive’s principal place of employment that is greater than seventy-five (75) miles from Executive’s principal place of employment immediately prior to the Change in Control. To resign for Good Reason, Executive must provide written notice to Company’s Chief Executive Officer, within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow Company at least 30 days from receipt of such written notice to cure such event (“Cure Period”), and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with Company not later than 30 days after the expiration of the Cure Period.
(h)“Regular Termination” means Executive’s termination by either party, other than a Termination without Cause, that does not occur within the Change in Control Period.

(i)“Release” has the meaning set forth in Section 6.7 below.

(j)“Substantial Functional Equivalent” means a position that: (i) is in a substantive area of Executive’s competence (e.g., financial or executive management) and is not materially different from the position held by Executive immediately prior to the Change in Control; (ii) allows Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior to the Change in Control; and (iii) does not otherwise constitute a material adverse change in authority, title, status, responsibilities or duties from those of Executive immediately prior to the Change in Control, causing Executive to be of materially lesser rank or responsibility, including a material adverse change in Executive’s reporting responsibilities from those in effect immediately prior to the Change in Control.

(k)“Termination without Cause” means Executive’s termination by without Cause (other than due to Executive’s death or disability) that does not occur within the Change in Control Period.

(l)“Termination Upon Change in Control” means Executive’s resignation for Good Reason or termination without Cause in each case which occurs during the Change in Control Period. For such purposes, if the events giving rise to Executive’s right to a resignation for Good Reason arises within the Change in Control Period, and Executive’s resignation occurs not later than 30 days after the expiration of the Cure Period (as defined below), such termination shall be a Termination Upon Change in Control.

6.3Benefits Upon Regular Termination. In the event of a Regular Termination, Executive shall be entitled only to the Accrued Compensation.

6.4Severance Upon Termination without Cause. In the event Executive’s employment terminates due to a Termination without Cause, subject to Executive’s satisfaction of the conditions set forth in Section 6.7 (including Executive’s timely provision of an effective Release), in addition to the Accrued Compensation, Company shall provide Executive with an amount equal to three (3) months of Executive’s Base Salary (the “Severance Amount”). Payment of the Severance Amount shall be made in single lump sum on the first regularly scheduled payday following the Release Effective Date, subject to applicable deductions and withholdings. To the extent Executive is eligible for the Severance Amount, Executive shall not be eligible for any other severance benefits, including but not limited to the CIC Severance Amount or the Extended CIC Severance Amount (such terms as defined herein).

6.5 Severance Upon Termination Upon Change in Control. In the event Executive’s employment terminates due to a Termination Upon Change in Control, subject to Executive’s satisfaction of the conditions set forth in Section 6.7 (including Executive’s timely provision of an effective Release), in addition to the Accrued Compensation, Company shall provide Executive with the following severance benefits, in each case calculated prior to giving effect to any reductions in compensation that would give rise to Executive’s right to resign for Good Reason (the “CIC Severance Benefits”):

(a)an amount equal to three (3) months of the aggregate of (a) Executive’s Base Salary and (b) the target Incentive Bonus then in effect for Executive for the calendar year in which such termination occurs (the “CIC Severance Amount”). In the event Executive has completed at least one (1) year of continuous service with the Company as of the date of the Termination Upon Change in Control, the severance amount shall instead be equal to six (6) months of the aggregate of (a) Executive’s Base Salary and (b) the target Incentive Bonus then in effect for Executive for the calendar year in which such termination occurs (the “Extended CIC Severance Amount”), which shall be provided instead of and not in addition to the CIC Severance Amount. Payment of the CIC Severance Amount or the Extended CIC Severance Amount, as applicable, shall be made in single lump sum on the first regularly scheduled payday following the Release Effective Date, subject to applicable deductions and withholdings; and

(b)immediate vesting acceleration of the portion of any then outstanding Equity Awards; provided that the applicable performance vesting conditions for any Equity Awards with multiple potential vesting levels will be deemed satisfied at the greater of: (i) the applicable level of performance attained through the date of Executive’s termination of employment, or (ii) the target performance level for such Equity Awards.

(d) If necessary to give effect to the intent of this Section, notwithstanding anything to the contrary set forth in Executive’s equity award agreements or the applicable equity incentive plan under which such award was granted that provides that any then unvested portion of an Equity Award will immediately expire upon Executive’s termination of service, the unvested portion of such Equity Award shall not terminate for such applicable award to the extent eligible to potentially thereafter vest pursuant to the terms of this Agreement.
6.6No Duplication of Severance Benefits. The Severance Benefits set forth in Sections 6.4 and 6.5 constitute the only severance benefits for which Executive shall be eligible, and Executive shall not be eligible to receive severance benefits under any other agreement, policy, or plan.

6.7Release and Confidentiality Agreements Requirement. Company’s obligation to provide Executive with any Severance Benefits is in each case contingent upon Executive’s execution and non-revocation and delivery to Company of a full general release of claims in such form as is acceptable to Company (“Release”), with such Release effective and enforceable no later than the sixtieth day following the applicable date termination of Executive’s employment. Such Release will not affect Executive’s continuing obligations to Company under the Confidentiality Agreements or any other agreement. Company’s obligation to pay and Executive’s right to receive any Severance Benefits shall cease in the event of Executive’s breach of any of his or her obligations under this Agreement or the Confidentiality Agreements.

6.8Application of Section 409A.
(a)Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (“Section 409A Regulations”) of the Internal Revenue Code of 1986, as amended (“Code”), and which is payable upon termination of employment, shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified Executive” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (“Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such deferred compensation amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)To the extent any payments or benefits provided under this Agreement constitute a “deferral of compensation” within the meaning of the Section 409A of the Code (“Section 409A”) and Executive’s termination of employment occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Executive’s separation from service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than its latest permitted effective date for purposes of determining the timing of payment of any severance benefits under this Agreement.

(c)Company intends that any benefits provided to Executive pursuant to this Agreement will be exempt from or compliant with the requirements of Section 409A of the Code, and therefore not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax treatment for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(d)Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(e)For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
6.9Parachute Payments.

(a)If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (“Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (“Pro Rata Reduction Method”). If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(b)Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

7.Restrictive Covenants.

7.1Confidentiality and Restrictive Covenants Agreement. As a condition of his employment and for good and valuable consideration, including that set forth therein, Executive acknowledges and agrees to execute the Confidentiality Agreements. Any breach (or threatened breach) by Executive of Executive’s obligations under the Confidentiality Agreements, as determined by the Board in its reasonable discretion, shall constitute a material breach of this Agreement.
7.2Non-Disparagement. Executive shall not, at any time during the Term or thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action that will, or that is intended to, directly or indirectly, disparage or otherwise defame Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. This includes, but is not limited to, publishing disparaging and/or defamatory comments through online posts or social media, whether published anonymously or directly attributed to Executive. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting Executive from making truthful statements that are required by applicable law, regulation or legal process, or engaging in concerted activity protected by the National Labor Relations Act.

8.Injunctive Relief; Tolling. Executive acknowledges that Executive’s breach of the covenants contained in Section 7 and the Confidentiality Agreements (collectively “Covenants”) would cause irreparable injury to Company, for which Company has no adequate remedy at law. Executive acknowledges and agrees that, in the event of any such breach, Company will suffer irreparable damage for which monetary damages are insufficient such that, in addition to any other remedies it may have, Company shall be entitled to injunctive relief without the necessity of proving actual damages and that, should the court deem it necessary for Company to post a bond or deposit other security in order to obtain such injunctive relief, an amount of One-Thousand ($1,000.00) shall be adequate and sufficient.

9.No Violation of Rights of Third Parties. During Executive’s employment with Company, Executive will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. Executive is not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent Executive from complying, with this Agreement.

10.General Provisions.

10.1Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company without the consent of Executive. Upon such assignment, the rights and obligations of Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Executive shall not be entitled to assign this Agreement or any of Executive’s rights or obligations hereunder. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.

10.2No Waiver. Either Party’s failure to strictly enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

10.3Taxes and Withholding. All compensation paid or provided under this Agreement to Executive will be paid or provided less applicable tax withholdings and any other withholdings required by law or authorized by the Executive.

10.4Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.5Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

10.6Governing Law; Venue; Fees. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflict of law principles. Each Party consents to the jurisdiction and venue of the state and federal courts of Oakland County, Michigan, for the purposes of any action, suit, or proceeding arising out of or relating to this Agreement. The prevailing Party in any dispute shall be entitled to recover from the other Party reasonable attorneys’ fees, costs and expenses incurred by the prevailing Party.
10.7Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt;
(c) by telecopy, facsimile, or e-mail transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either Party may specify in writing.
10.8Survival. Sections 7 (“Restrictive Covenants”), 8 (“Injunctive Relief; Tolling”), 9 (“No Violation of Rights of Third Parties”), and 10 (“General Provisions”) of this Agreement shall survive Executive’s employment by Company.

10.9Entire Agreement. This Agreement, including the Confidentiality Agreements, constitute the entire among the Parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. between Company and Executive. This Agreement may not be amended, modified, or waived in any manner, except with the written consent of Company and Executive. No oral waiver, amendment or modification will be effective under any circumstances whatsoever and any such oral waiver, amendment or modification will be null and void.

10.10Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
10.11Conditions to Hire. The Agreement and Executive’s employment with the Company are contingent upon the approval of the Visa Application enabling Executive to work for the Company in the United States.

[Signature page follows.]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Workhorse Group, Inc.

By: /s/ Scott Griffith
Name: Scott Griffith
Title: Chief Executive Officer Address: 48443 Alpha Drive, Suite 190, Wixom, MI 48393
Email Address: scott.griffith@workhorse.com

6/10/2026

Executive

/s/ Jody Davis 6/9/2026
Jody Davis

Address: 10589 Stoney Point Drive, South Lyon, MI 48178
Email Address: jodytdavis@gmail.com